Exhibit 14.2

                          INDEPENDENT AUDITORS' CONSENT






Board of Directors
Radica Games Limited


We consent to the incorporation by reference in Registration Statement Nos. 33-86960, 333-07000, 333-59737 and 333-61260 on Form S-8, and Registration
Statement Nos. 333-07526 and 333-79005 on Form F-3 of Radica Games Limited of our report dated February 13, 2004, with respect to the consolidated balance sheets of Radica Games Limited and its subsidiaries as of December 31, 2003, and 2002 and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 20-F of Radica Games Limited.

Our report refers to a change in the method of accounting for goodwill in 2002.




/S/ KPMG

HONG KONG
March 25, 2004